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11300 W. 89th Street  Overland Park  Kansas  66213 USA  913/495/2600
FAX 913/492-0870            Direct 913-495-2614         cargin@elecsyscorp.com

Contact:    Thomas C. Cargin
            Vice President - Finance and Administration
            (913) 495-2614


                     AIRPORT SYSTEMS ANNOUNCES $2.4 MILLION
                       IN NAVAID CONTRACT AWARDS IN BRAZIL

OVERLAND PARK, Kansas (March 13, 2001)- Elecsys Corporation (AMEX:ASY) announced today that its Airport Systems International, Inc. subsidiary has been awarded navaid contracts by Infraero in Brazil with a total value of $2.4 million. Infraero is a branch of the Brazilian government that manages and maintains commercial airports in the country. In the largest of the contracts, Infraero will purchase 10 CVOR systems. The first phase includes delivery of five systems by April 30, 2001. The second phase of the first contract includes delivery and installation of five systems in 2002. In the second contract, Infraero will purchase one Category II ILS system for the international airport at Sao Paolo. This system will be delivered by April 30, 2001.

"We are very pleased with the award of these navaid contracts," said Keith Cowan, President and Chief Executive Officer. "They are especially important because the awards mark Airport Systems entry into the Brazilian Navaids marketplace."

Elecsys Corporation is a designer and manufacturer of electronic components, subassemblies and systems. Its Airport Systems International subsidiary designs, manufactures and implements ground-based radio navigation and landing systems (navaids) and airfield lighting to aid the in-flight navigation and ground movement of aircraft. The Company's DCI subsidiary provides contract electronic manufacturing services, standard and custom liquid crystal display devices and panel meters to a wide variety of medical electronics, consumer products and aerospace OEMs.

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